BKD LLP
CPAs & Advisors

312 Walnut Street, Suite 3000
Cincinnati, OH 45202-4025
513.621.8300 Fax 513.621.8345 www.bkd.com

October 6, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-KA dated September 28, 2009, of Kentucky First Federal Bancorp (the "Company") to be filed with the Securities and Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-KA.

BKD, LLP

Cincinnati, Ohio